CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-198504 and 333-211394) and Form S-8 (No. 333-190611 and 333-210336) of BMC Stock Holdings, Inc. of our report dated March 1, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 1, 2017